Exhibit 10.1

FIRST AMENDMENT TO CREDIT AGREEMENT

     THIS FIRST AMENDMENT TO CREDIT AGREEMENT, dated as of November 9, 2004 (this “First Amendment”), is by and among NCI BUILDING SYSTEMS, INC., a Delaware corporation (the “Borrower”), certain Subsidiaries of the Borrower party hereto, the Lenders party hereto and WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”).

W I T N E S S E T H

     WHEREAS, the Borrower, the Guarantors, the Administrative Agent and the Lenders are parties to that certain Credit Agreement dated as of June 18, 2004 (as amended, modified, supplemented or restated from time to time, the “Credit Agreement”; capitalized terms used herein shall have the meanings ascribed thereto in the Credit Agreement unless otherwise defined herein);

     WHEREAS, the Borrower has requested certain amendments to the Credit Agreement; and

     WHEREAS, the Required Lenders have agreed to such amendments of the Credit Agreement subject to the terms and conditions contained herein.

     NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1

AMENDMENTS

     1.1 Amendments to Section 1.1.

     (a) The definition of “Additional Amount” is hereby added to Section 1.1 of the Credit Agreement to read as follows:

     “Additional Amount” shall mean, the additional amount payable by the Borrower to the holders of the Senior Subordinated Convertible Notes upon the failure of the Borrower to register the Senior Subordinated Convertible Notes with the Securities and Exchange Commission within specific time periods or to keep any such registration effective for specified periods as required pursuant to the terms thereof.

     (b) The definition of “Availability” is hereby added to Section 1.1 of the Credit Agreement to read as follows:

     “Availability” shall mean, as of any date of determination, the Revolving Committed Amount as of such date less outstanding LOC Obligations less outstanding Swingline Loans less outstanding Revolving Loans.

     (c) The definition of “Consolidated Interest Expense” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

     “Consolidated Interest Expense” shall mean, for any period, for the Borrower and its Subsidiaries, on a consolidated basis, total interest expense, whether paid or accrued (including the Additional Amount and the interest component of Capital Leases), including, without limitation, all commitment fees, commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under interest rate contracts and foreign exchange contracts, but excluding, however, amortization of debt issuance costs, all as determined in conformity with GAAP (other than with respect to the Additional Amount). Except as otherwise specified, the applicable period shall be for the four consecutive quarters ending as of the date of computation.

     (d) The definition of “Subordinated Debt” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

     “Subordinated Debt” shall mean any Indebtedness incurred by any Credit Party which by its terms is specifically subordinated in right of payment to the prior payment of the Credit Party Obligations and contains subordination and other terms acceptable to the Administrative Agent, including, without limitation, the debt evidenced by the Senior Subordinated Convertible Notes.

     (e) The definition of “Senior Subordinated Convertible Notes” is hereby added to Section 1.1 of the Credit Agreement to read as follows:

     “Senior Subordinated Convertible Notes” shall mean the senior subordinated convertible notes to be issued by the Borrower on or before January 31, 2005 in an aggregate principal amount up to $200,000,000 on terms and conditions previously disclosed to the Lenders and otherwise acceptable to the Administrative Agent, as such Senior Subordinated Convertible Notes may be amended, restated, modified or supplemented and in effect from time to time in accordance with the terms hereof.

     1.2 Amendment to Section 2.8. Section 2.8(b)(iv) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(iv)	Debt Issuances. Immediately upon receipt by any Credit Party or any of its Subsidiaries of proceeds from any Debt Issuance, the Borrower shall prepay the Loans and/or cash collateralize the LOC Obligations in an aggregate amount equal to 100% of the Net Cash Proceeds of such Debt Issuance (such prepayment to be applied as set forth in clause (vii) below); provided, however, that such Net Cash Proceeds shall not be required to be so applied to the extent the Borrower delivers to the Administrative Agent a certificate stating that it intends to use such Net Cash Proceeds to finance a Permitted Acquisition within 90 days of the receipt of such Net Cash Proceeds (provided that such 90 day period shall be extended to a total of 180 days from the date of receipt of such Net Cash Proceeds if (A) during such 90 day period any Credit Party enters into a definitive purchase agreement or binding letter of intent with respect to a Permitted Acquisition and (B) the Leverage Ratio as of the most recent fiscal quarter ended prior to such Debt Issuance is less than 3.0 to 1.0); provided, further, that with respect to the Senior Subordinated Convertible Notes only, the Borrower shall not be required to deliver to the Administrative Agent the certificate described above and the Net Cash Proceeds of the Senior Subordinated Convertible Notes shall not be required to be applied as a prepayment for 12 months from the date of receipt by the Borrower of such Net Cash Proceeds pending use by the Borrower of such Net Cash Proceeds to finance one or more Permitted Acquisitions (or to repay Revolving Loans used to finance Permitted Acquisitions) within such period (provided that such 12 month period shall be extended to a total of 18 months from the date of receipt of such Net Cash Proceeds if during such 12 month period any Credit Party enters into a definitive purchase agreement or binding letter of intent with respect to a Permitted Acquisition), it being expressly agreed that any Net Cash Proceeds not used in connection with a Permitted Acquisition within such applicable period (or used to repay Revolving Loans used to finance Permitted Acquisitions) shall be applied to repay the Loans and/or cash collateralize the LOC Obligations immediately following the end of such applicable period.

     1.3 Amendment to Section 6.11. Section 6.11 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

     Section 6.11 Restricted Payments.

     Declare, order, make or set apart any sum for or pay any Restricted Payment, except (a) to make dividends payable solely in the same class of Capital Stock of such Person, (b) to make dividends or other distributions payable to the Borrower or a Domestic Subsidiary, (c) the Borrower may repurchase shares of its Capital Stock in respect of employee benefit plans and stock options in an aggregate amount not to exceed $5,000,000 during any fiscal year, (d) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may make regularly scheduled payments of interest in respect of Subordinated Indebtedness (including, without limitation, the Senior Subordinated Convertible Notes and the Additional Amount), (e) so long as no Default or Event of Default shall have occurred and be continuing and the Borrower demonstrates pro forma compliance with the financial covenants set forth in Section 5.9, the Borrower may repurchase shares of its Capital Stock and/or pay cash dividends in an aggregate amount during the term of this Credit Agreement not to exceed $25,000,000 plus 25% of Consolidated Net Income since the Closing Date, (f) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may make cash payments on the Senior Subordinated Convertible Notes as may be required pursuant to the terms thereof upon the conversion for cash at the option of the holders of the Senior Subordinated Convertible Notes and (g) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may repurchase the Senior Subordinated Convertible Notes on or after November 15, 2009 if required to do so by the holders thereof; provided that the payments referred to in clauses (f) and (g) shall be permitted only to the extent the Borrower can demonstrate (i) (A) that the Senior Leverage Ratio is less than (x) with respect to payments made on or prior to April 30, 2008, 3.00 to 1.0 and (y) with respect to payments made after April 30, 2008, 2.75 to 1.00, in each case on a pro forma basis after giving effect to such payment and (B) Availability of at least $25,000,000 after giving effect to such payment or (ii) that the Senior Leverage Ratio is less than 1.0 to 1.0.

SECTION 2

CLOSING CONDITIONS

     2.1 Closing Conditions.

     This First Amendment shall become effective at such time as the following conditions shall have been satisfied (in form and substance reasonably acceptable to the Administrative Agent):

     (a) Executed Amendment. Receipt by the Administrative Agent of a copy of this First Amendment duly executed by each of the Credit Parties and the Required Lenders;

     (b) Amendment Fee. Subject to approval of this First Amendment by the Required Lenders, the payment by the Borrower of an amendment fee to the Administrative Agent, for the pro rata benefit of the Lenders that execute and deliver counterparts to this First Amendment by 5:00 p.m. Eastern Time on November 5, 2004 (the “Consenting Lenders”), in an amount equal to 5.0 basis points (.050%) of the aggregate Commitments of such Consenting Lenders; and

     (c) Expenses. The Agents and the Lenders shall have received from the Borrower the aggregate amount of expenses payable in connection with the consummation of the transactions contemplated hereby.

SECTION 3

MISCELLANEOUS

     3.1 Amended Terms. The term “Credit Agreement” as used in each of the Credit Documents shall hereafter mean the Credit Agreement as amended by this First Amendment. Except as specifically amended hereby or otherwise agreed, the Credit Agreement and the other Credit Documents are hereby ratified and confirmed and shall remain in full force and effect according to their terms.

     3.2 Representations and Warranties of Credit Parties. Each of the Credit Parties represents and warrants as follows:

     (a) It has taken all necessary action to authorize the execution, delivery and performance of this First Amendment.

     (b) This First Amendment has been duly executed and delivered by such Person and constitutes such Person’s legal, valid and binding obligations, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

     (c) No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by such Person of this First Amendment.

     (d) The representations and warranties set forth in Article III of the Credit Agreement are true and correct in all material respects as of the date hereof except for those which expressly relate to an earlier date.

     (e) After giving effect to this First Amendment, no event has occurred and is continuing which constitutes a Default or an Event of Default.

     (f) The Security Documents continue to create a valid security interest in, and Lien upon, the Collateral, in favor of the Administrative Agent, for the benefit of the Lenders, which security interests and Liens are perfected in accordance with the terms of the Security Documents and prior to all Liens other than Permitted Liens.

     (g) Except as specifically provided in this First Amendment, the Credit Party Obligations are not reduced or modified by this First Amendment and are not subject to any offsets, defenses or counterclaims.

     3.3 Reaffirmation of Credit Party Obligations. Each Credit Party hereby ratifies the Credit Agreement and acknowledges and reaffirms (a) that it is bound by all terms of the Credit Agreement applicable to it and (b) that it is responsible for the observance and full performance of its respective Credit Party Obligations.

     3.4 Instrument Pursuant to Credit Agreement. This First Amendment is a Credit Document executed pursuant to the Credit Agreement and shall be construed, administered and applied in accordance with the terms and provisions of the Credit Agreement.

     3.5 Further Assurances. The Credit Parties agree to promptly take such action, upon the request of the Administrative Agent, as is necessary to carry out the intent of this First Amendment.

     3.6 Expenses. The Borrower agrees to pay all reasonable costs and expenses of the Administrative Agent in connection with the preparation, negotiation, execution and delivery of this First Amendment, including, without limitation, the reasonable fees and expenses of Moore & Van Allen PLLC, and all previously incurred fees and expenses which remain outstanding on the date hereof.

     3.7 GOVERNING LAW. THIS FIRST AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NORTH CAROLINA.

     3.8 Counterparts/Telecopy. This First Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. Delivery of executed counterparts of the First Amendment by telecopy shall be effective as an original and shall constitute a representation that an original shall be delivered.

     3.9 Successors and Assigns. This First Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

[Signature Pages to Follow]

     IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this First Amendment to be duly executed and delivered as of the date first above written.

BORROWER:	NCI BUILDING SYSTEMS, INC.

	By:	/s/ Robert J. Medlock

Robert J. Medlock
Executive Vice President and Chief Financial Officer

GUARANTORS:	NCI HOLDING CORP. NCI OPERATING CORP. METAL COATERS OF CALIFORNIA, INC.

	By:	/s/ Robert J. Medlock

Robert J. Medlock
Executive Vice President and Chief Financial Officer

A & S BUILDING SYSTEMS, L.P. NCI BUILDING SYSTEMS, L.P. METAL BUILDING COMPONENTS, L.P. NCI GROUP, L.P.

NCI OPERATING CORP., as General Partner

	By:	/s/ Robert J. Medlock

Robert J. Medlock
Executive Vice President and Chief Financial Officer

ADMINISTRATIVE AGENT AND LENDERS:	WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent and as a Lender

	By:	/s/ Andrew G. Payne

Name: Andrew G. Payne
Title: Director

as a Lender

	By:	/s/ Andrew G. Payne

Name: Andrew G. Payne
Title: Director